Exhibit 99.1

FOR IMMEDIATE RELEASE

REGULATORS APPROVE TAMPA ELECTRIC’S COMPROMISE ON CUSTOMER RATES

Average residential bill would remain well below national average and among lowest in Florida

Tampa, Fla. (Sept. 11, 2013) – The Florida Public Service Commission (PSC) unanimously approved today Tampa Electric’s proposed base-rate settlement that takes effect in November.

As result of the settlement, the monthly bill for the average residential customer who uses 1,000 kilowatt-hours will rise by $5.67 a month, or 5.5 percent, to $108.25 from the current $102.58, beginning Nov. 1.

As previously announced, the settlement calls for an initial revenue increase of $57.5 million on Nov. 1, and additional “step” increases of $7.5 million and $5 million on Nov. 1 in 2014 and 2015, respectively. It also includes a $110 million increase when the expansion of the Polk Power Station is complete, expected in January 2017. Tampa Electric cannot change its base rates again until 2018, except under certain conditions.

“This settlement provides closure and clarity to a complex regulatory process,” said Gordon Gillette, president of Tampa Electric. “This is a fair resolution for all Tampa Electric customers – and we could not have achieved it without the dedicated work of all the groups working together to reach this constructive compromise.”

The settlement for Tampa Electric’s base rates was reached among the Office of Public Counsel, which represents consumers in utility issues, the Florida Industrial Power Users Group, the Florida Retail Federation, the Federal Executive Agencies and WCF Hospital Utility Alliance.

The settlement does not include adjustments for fuel and other clauses, which the PSC will decide in November. When including the clauses and the settlement, the average residential bill could total $109.52 in January – still 8 percent below the national average. (According to the Energy Information Administration, the 12-month rolling average cost of electricity in the United States was $119.50 a month in June 2013.)

Tampa Electric Company is the principal subsidiary of TECO Energy Inc. (NYSE: TE), an energy-related holding company with regulated utility operations in Florida, including both Tampa Electric and Peoples Gas System. Tampa Electric serves more than 687,000 customers in West Central Florida. TECO Energy’s other major subsidiary, TECO Coal, owns and operates coal-production facilities in Kentucky and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law.

TECO Energy

702 N. Franklin St.

Tampa, FL 33602